                                                                    EXHIBIT 8.1

                          WEIL, GOTSHAL & MANGES LLP
                               767 Fifth Avenue
                           New York, New York 10153

                               January 27, 1999

J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024-3698

Ladies and Gentlemen:

  You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Legacy Acquisition Corp. ("Sub"), a Delaware corporation and direct wholly-owned subsidiary of J. C. Penney Company, Inc., a Delaware corporation ("Parent"), with and into Genovese Drug Stores, Inc., a Delaware corporation (the "Company").

  In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of November 23, 1998 (the "Merger Agreement"), among Parent, Sub and the Company, the Proxy Statement (the "Proxy Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") and the Registration Statement on Form S-4, as filed by Parent with the SEC on January 27, 1999, in which the Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent and the Company.

  Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement and the Registration Statement, (3) the accuracy of (i) the representations made by Parent and Sub which are set forth in the representation letter delivered to us by Parent, dated the date hereof; and (ii) the representations made by the Company which are set forth in the representation letter delivered to us by the Company, dated the date hereof, and (4) that any representations made in such representation letters or in the Merger Agreement "to the knowledge of" or similarly qualified are true, correct and complete without such qualifications.

  Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

  1. The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the
     "Code").

  2. Each of Parent, Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

  Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Weil, Gotshal & Manges LLP